EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (Registration No. 333-199740) (including any amendments or supplements thereto, related appendices, and financial statements), Form S-8 (Registration No. 333-197024) filed with the SEC on June 25, 2014, Form S‑8 (Registration No. 333-170833) filed with the SEC on November 24, 2010, Form S-3/A (Registration No. 333-39341) filed with the SEC on October 7, 2005, Form S-3D (Registration No. 333-128958) filed with the SEC on October, 12, 2005, and Form S-3 (Registration No. 333‑156759) filed with the SEC on January 16, 2009 of Mid Penn Bancorp, Inc. of our report dated March 20, 2015, relating to the consolidated financial statements which appears in the Annual Report on Form 10-K.

/s/ BDO USA, LLP

Harrisburg, Pennsylvania
March 20, 2015